Exhibit 10.2

UNITED STATES BANKRUPTCY COURT

MIDDLE DISTRICT OF FLORIDA

TAMPA DIVISION

In re:	Chapter 11

BIOVEST INTERNATIONAL, INC.,	Case No. 8:08-bk-17796-KRM

BIOVAX, INC.,	Case No. 8:08-bk-17803-KRM

AUTOVAXID, INC.,	Case No. 8:08-bk-17804-KRM

BIOLENDER, LLC,	Case No. 8:08-bk-17805-KRM

BIOLENDER II, LLC,	Case No. 8:08-bk-17806-KRM

Debtors.
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FIRST MODIFICATION TO FIRST AMENDED JOINT PLAN OF REORGANIZATION

OF BIOVEST INTERNATIONAL, INC., BIOVAX, INC., AUTOVAXID, INC., BIOLENDER,

LLC, AND BIOLENDER II, LLC UNDER CHAPTER 11 OF TITLE 11, UNITED STATES CODE

STICHTER, RIEDEL, BLAIN & PROSSER, P.A.
Charles A. Postler (Florida Bar No. 455318)
110 East Madison Street, Suite 200
Tampa, Florida 33602
Telephone:	(813) 229-0144
Facsimile:	(813) 229-1811
Email:	cpostler@srbp.com
Counsel for Debtors and Debtors in Possession

Tampa, Florida

Dated as of October 25, 2010

Biovest International, Inc. and its wholly-owned subsidiaries, Biovax, Inc., AutovaxID, Inc., Biolender, LLC, and Biolender II, LLC, as Debtors and Debtors in Possession in the Biovest Bankruptcy Cases, hereby modify and amend (the “First Modification”) their First Amended Joint Plan of Reorganization of Biovest International, Inc., Biovax, Inc., AutovaxID, Inc., Biolender, LLC, and Biolender II, LLC under Chapter 11 of Title 11, United States Code, dated as of August 16, 2010 [Doc. No. 906] (the “Plan”), pursuant to the provisions of the Plan and the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules, as follows:

1. The following Defined Terms shall be substituted for, and replace in their entirety, the corresponding Defined Terms contained in Article 2.1 of the Plan:

“Causes of Action” means any and all of the Debtors’ or the Debtors’ Estates actions, claims, demands, rights, defenses, counterclaims, suits and causes of action, whether known or unknown, in law, equity or otherwise, against any Creditor or other third party, including (a) the Avoidance Actions, and (b) any and all other claims or rights or proceedings of any value whatsoever, at law or in equity, turnover actions and claims of the type referred to in the Disclosure Statement or in Article 8.12 of the Plan. The Causes of Action shall vest in Reorganized Biovest on the Effective Date. When used in the Plan, the term “Causes of Action” shall not include any claims, obligations, suits, judgments, damages, rights, remedies, causes of action, charges, costs, debts, indebtedness, or liabilities released or waived by the Debtors pursuant to a Final Order of the Bankruptcy Court.

“Confirmation Hearing” means the hearing which will be held before the Bankruptcy Court to consider Confirmation of the Plan and related matters pursuant to Section 1128(a) of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

“Plan Documents” means all documents that aid in effectuating the Plan, including the Laurus/Valens Settlement Documents, the Investor DIP Lenders Loan Documents, the Plan Notes, the Investor DIP Lenders Plan Warrants, the Reorganized Biovest Bylaws, the Reorganized Biovest Charter, and the Security Documents.

“Plan Notes” means, collectively, the DIP Lender Plan Note, the Investor DIP Lenders Plan Notes, the Laurus/Valens Term Notes, the 2008 Secured Debentures Plan Notes, and the Class 7 Plan Note.

“Plan Shares” means, collectively, the Administrative Expense Shares, the DIP Lender Plan Shares, the Investor DIP Lenders Plan Shares, the Laurus/Valens Plan Shares, the Laurus/Valens Conversion Shares, the Class 3 Plan Shares, the Class 4 Plan Shares, the Class 6 Plan Shares, the Class 7 Plan Shares, the Class 8 Plan Shares, and the Class 12 Plan Shares.

“Plan Supplement” means the document containing the Plan Documents (to the extent not already on file with the Bankruptcy Court or delivered to the applicable Creditor), which shall be filed with the Bankruptcy Court in accordance with Article 15.17 of the Plan.

“Reorganized Biovest Bylaws” has the meaning ascribed to such term in Article 8.7.2 of the Plan. The Reorganized Biovest Bylaws shall be substantially in the form attached as Exhibit D to the Plan.

“Reorganized Biovest Charter” means the certificate of incorporation of Reorganized Biovest, as amended or amended and restated pursuant to the Plan, the Confirmation Order, the Delaware General Corporation Law or otherwise and filed with the Office of the Secretary of State of the State of Delaware. The Reorganized Biovest Charter shall be substantially in the form attached as Exhibit E to the Plan.

“Security Documents” means the security agreements and other documents to be executed by Reorganized Biovest as described in Articles 3.3.2.2 and 5.5.1.2 of the Plan.

2. The following Defined Terms shall be added to Article 2.1 of the Plan:

“Administrative Expense Shares” has the meaning ascribed to such term in Article 3.1.1 of the Plan.

“Investor DIP Lenders” means Empery Asset Master Ltd., Hartz Capital Investments, LLC, and the other parties listed on the Schedule of Buyers attached to the Securities Purchase Agreement, in their capacity as lenders under the Investor DIP Lenders Loan Documents.

“Investor DIP Lenders Allowed Claim” means the Allowed Claim of the Investor DIP Lenders in an amount equal to the outstanding balance of the Investor DIP Lenders Loan Claims as of the Effective Date as determined by the terms and provisions of the Investor DIP Lenders Loan Documents and the Investor DIP Lenders Financing Order.

“Investor DIP Lenders Collateral” has the meaning ascribed to the term “Collateral” in the Investor DIP Lenders Financing Order.

“Investor DIP Lenders Conversion Plan Shares” has the meaning ascribed to such term in Article 3.4.2.3 of the Plan.

“Investor DIP Lenders Financing Order” means, collectively, (a) the Interim Order Granting Debtor Biovest International, Inc.’s Emergency Motion for Authority to (A) Obtain Postpetition Financing from Empery Asset Master Ltd., Hartz Capital Investments, LLC and Other Lenders and (B) Grant Senior Liens and Superpriority Administrative Expense Status Pursuant to 11 U.S.C. §§ 364(c) and (d) and F.R.B.P. 4001, dated October 14, 2010, entered in the Bankruptcy Cases (Docket No. 1388), and (b) the Final Order Granting Debtor Biovest

International, Inc.’s Emergency Motion for Authority to (A) Obtain Postpetition Financing from Empery Asset Master Ltd., Hartz Capital Investments, LLC and Other Lenders and (B) Grant Senior Liens and Superpriority Administrative Expense Status Pursuant to 11 U.S.C. §§ 364(c) and (d) and F.R.B.P. 4001, dated October 25, 2010, entered in the Bankruptcy Cases (Docket No. 1404).

“Investor DIP Lenders Initial Notes” has the meaning ascribed to such term in Article 3.4.1 of the Plan.

“Investor DIP Lenders Initial Warrants” has the meaning ascribed to such term in Article 3.4.1 of the Plan.

“Investor DIP Lenders Loan Claims” means any and all Claims of the Investor DIP Lenders represented by, relating to, or arising under or in connection with the Investor DIP Lenders Loan Documents and the Investor DIP Lenders Financing Order, whether Administrative Expense Claims or Secured Claims, including outstanding principal and accrued and unpaid interest thereunder.

“Investor DIP Lenders Loan Documents” means all of the documents evidencing the Investor DIP Lenders Loan Claims, including those listed in Exhibit G attached to the Plan, and all other documents executed in connection therewith, as any such document has been amended, modified or supplemented thereafter in accordance with its terms.

“Investor DIP Lenders Loan Facility” has the meaning ascribed to such term in Article 3.4.1 of the Plan.

“Investor DIP Lenders Mandatory Conversion Plan Shares” has the meaning ascribed to such term in Article 3.4.2.4 of the Plan.

“Investor DIP Lenders Plan Notes” has the meaning ascribed to such term in Article 3.4.2.1 of the Plan.

“Investor DIP Lenders Plan Shares” has the meaning ascribed to such term in Article 3.4.2.6 of the Plan.

“Investor DIP Lenders Warrant Plan Shares” has the meaning ascribed to such term in Article 3.4.2.6 of the Plan.

“Investor DIP Lenders Plan Warrants” has the meaning ascribed to such term in Article 3.4.2.6 of the Plan.

“Rosensweig Compromise Order” means the Order Granting Joint Motion to Approve Compromise and Settlement Between Biovest International, Inc. and Philip E. Rosensweig, dated September 15, 2010, entered in the Bankruptcy Cases (Docket No. 1167).

“Securities Purchase Agreement” means that certain Securities Purchase Agreement dated as of October 19, 2010, by and among Biovest and the Investor DIP Lenders.

“Series A Warrant” has the meaning ascribed to such term in Article 3.4.2.6 of the Plan.

“Series B Warrant” has the meaning ascribed to such term in Article 3.4.2.6 of the Plan.

3. The following Defined Terms shall be deleted from Article 2.1 of the Plan:

“Exit Financing” has the meaning ascribed to such term in Article 8.16 of the Plan.

“Rosensweig Adversary Proceeding” means the adversary proceeding filed in the Bankruptcy Cases styled as Biovest International, Inc., Plaintiff, v. Phillip E. Rosensweig, Defendant, Adv. Pro. No. 8:10-ap-249-KRM.

4. The first paragraph of Article 3 of the Plan shall be deleted in its entirety and the following shall be substituted therefore:

“In accordance with Section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, Priority Tax Claims, the DIP Loan Claims, and the Investor DIP Lenders Loan Claims have not been classified in the Plan. The treatment accorded to Administrative Expense Claims, Priority Tax Claims, the DIP Loan Claims, and the Investor DIP Lenders Loan Claims is set forth below in this Article 3.”

5. Article 3.1.1 of the Plan shall be deleted in its entirety and the following shall be substituted therefore:

“3.1.1 Except as otherwise provided in Articles 3.1.2 and 3.1.3 below, each Holder of an Allowed Administrative Expense Claim (including Allowed Administrative Expense Claims of Professionals) shall be paid (a) on the Distribution Date, an amount, in Cash, by Reorganized Biovest equal to the Allowed Amount of its Administrative Expense Claim, in accordance with Section 1129(a)(9)(A) of the Bankruptcy Code, or (b) under such other terms as may be agreed upon by both the Holder of such Allowed Administrative Expense Claim and the Debtors or Reorganized Biovest, as the case may be, or (c) through a conversion of its Allowed Administrative Expense Claim into shares of Reorganized Biovest Common Stock (the “Administrative Expense Shares”) at a conversion rate equal to the Market Price per share of Reorganized Biovest Common Stock (i.e., such Holder will receive that number of shares of Reorganized Biovest Common Stock determined by dividing its Allowed Administrative Expense Claim by the Market Price), provided that the right to convert under this subparagraph (c) shall not be applicable to any Professional, or (d) as otherwise ordered by a Final Order of the

Bankruptcy Court. The Administrative Expense Shares shall be issued as soon as reasonably practicable following the Determination Date (but in no event more than five (5) Business Days following the Determination Date, subject to the procedures followed by the Transfer Agent) pursuant to Section 1145 of the Bankruptcy Code and shall not have any legend restricting the sale thereof under federal securities laws, but the transfer thereof shall be subject to the provisions of Article 9.12. The transfer or resale of the Administrative Expense Shares by any recipient thereof would not be exempted under Section 1145 of the Bankruptcy Code if such recipient is deemed to be an underwriter (see Article 8.9 of the Plan for a further discussion of the securities law issues relating to underwriters).”

6. A new Article 3.4 shall be added to the Plan as follows:

“3.4	Investor DIP Lenders Loan Claims.

3.4.1 Pursuant to the terms of the Investor DIP Lenders Financing Order, the Bankruptcy Court has approved a Postpetition debtor in possession loan facility in the amount of up to $8,000,000.00 (the “Investor DIP Lenders Loan Facility”) from the Investor DIP Lenders to Biovest, secured by a first Lien in favor of the Investor DIP Lenders on the Investor DIP Lenders Collateral. The loan transaction closed on October 19, 2010. At the closing, Biovest issued to the Investor DIP Lenders (i) secured convertible promissory notes in the aggregate principal amount of $7,000,000.00 (the “Investor DIP Lenders Initial Notes”) and (ii) warrants to purchase shares of Biovest Common Stock (the “Investor DIP Lenders Initial Warrants”). As a result of the closing, and as provided by the terms of the Investor DIP Lenders Financing Order, the Investor DIP Lenders have an Allowed Administrative Expense Claim and an Allowed Secured Claim against Biovest in the amount of the outstanding principal and accrued and unpaid interest under the Investor DIP Lenders Initial Notes. To evidence the Lien on the Investor DIP Lenders Collateral, at the closing, Biovest also executed and delivered a security agreement and other documents in favor of the Investor DIP Lenders.

3.4.2 Pursuant to Section 1129(a)(9)(A) of the Bankruptcy Code, the Investor DIP Lenders are entitled to receive on the Effective Date, in full and final satisfaction, settlement, release, extinguishment, and discharge of the Investor DIP Lenders Allowed Claim, Cash equal to the amount of the Investor DIP Lenders Allowed Claim. In addition, pursuant to the terms of the Investor DIP Lenders Loan Documents, the Investor DIP Lenders Allowed Claim is due and payable in full on the Effective Date. Subject to and pursuant to the terms of the Plan, the Investor DIP Lenders have agreed that they shall receive the following treatment in full and final satisfaction, settlement, release, extinguishment and discharge of the Investor DIP Lenders Allowed Claim:

3.4.2.1 On the Effective Date, Reorganized Biovest shall execute and deliver in favor of each of the Investor DIP Lenders, in exchange for each of the Investor DIP Lenders Initial Notes, a new convertible promissory note (collectively, the “Investor DIP Lenders Plan Notes”) in an original principal amount equal to the Investor DIP Lenders Allowed Claim for such Investor DIP Lender. The Investor DIP Lenders Plan Notes shall contain, among other things, the following terms: (a) a maturity date of two (2) years following the Effective Date, (b) interest will accrue and be payable on the outstanding principal at a fixed rate of seven percent (7%) per annum, calculated based on a 360 day year and twelve 30-day months, and will be payable monthly in arrears, with the first date for an interest payment being December 1, 2010, (c) interest payments under the Investor DIP Lenders Plan Notes will be payable in either cash or, at Biovest’s election and subject to certain specified conditions, in shares of Reorganized Biovest Common Stock (or a combination of cash and shares of Reorganized Biovest Common Stock), (d) from and after an event of default under the Investor DIP Lenders Plan Notes and for so long as such event of default is continuing, the Investor DIP Lenders Plan Notes will bear interest at a rate of fifteen percent (15%) per annum, (e) the outstanding principal together with all accrued and unpaid interest will be due and payable in full on the maturity date, and (f) Reorganized Biovest may from time to time, subject to certain conditions, redeem all or any portion of the outstanding principal amount of the Investor DIP Lenders Plan Notes, pursuant to the terms set forth in the Investor DIP Lenders Plan Notes, which include, among other things, the payment of an amount, in cash, equal to 110% of the sum of the principal amount being redeemed and the Make-Whole Amount (as such term is defined in the Investor DIP Lenders Plan Notes).

3.4.2.2 The Investor DIP Lenders Plan Notes will not be secured by any Property of Reorganized Biovest.

3.4.2.3 At the option of the Investor DIP Lenders, at any time prior to the earlier to occur of (a) the date of the redemption or mandatory conversion of the Investor DIP Lenders Plan Notes in full or (b) the maturity date of the Investor DIP Lenders Plan Notes, the Investor DIP Lenders, in their discretion, may convert all or a portion of the outstanding balance of the Investor DIP Lenders Plan Notes into shares of Reorganized Biovest Common Stock (the “Investor DIP Lenders Conversion Plan Shares”) at a conversion rate of $0.91 per share of Reorganized Biovest Common Stock (i.e., the Investor DIP Lenders will receive that number of shares of Reorganized Biovest Common Stock determined by dividing such outstanding principal and interest being converted by $0.91), subject to anti-dilution adjustments in certain circumstances.

3.4.2.4 In the event that, at any time after the issuance of the Investor DIP Lenders Plan Notes, the average of the daily volume weighted average price of the Reorganized Biovest Common Stock is at least 150% of the then effective conversion price for any ten (10) consecutive Trading Days, Reorganized Biovest, at its option, may upon written notice to the Investor DIP Lenders convert the then outstanding balance of the Investor DIP Lenders Plan Notes into shares of Reorganized Biovest Common Stock (the “Investor DIP Lenders Mandatory Conversion Plan Shares”) at the conversion price then in effect under the Investor DIP Lenders Plan Notes (i.e., each Investor DIP Lender will receive that number of shares of Reorganized Biovest Common Stock determined by dividing such outstanding balance by such conversion price).

3.4.2.5 All of the Investor DIP Lenders Conversion Plan Shares and the Investor DIP Lenders Mandatory Conversion Plan Shares described in Articles 3.4.2.3 and 3.4.2.4 shall be issued pursuant to Section 1145 of the Bankruptcy Code and shall not have any restrictions on transfer or any legend restricting the sale or resale thereof under federal securities laws. In addition, the transfer or resale of the Investor DIP Lenders

Conversion Plan Shares and the Investor DIP Lenders Mandatory Conversion Plan Shares by any recipient thereof would not be exempted under Section 1145 of the Bankruptcy Code if such recipient is deemed to be an underwriter (see Article 8.9 of the Plan for a further discussion of the securities law issues relating to underwriters).

3.4.2.6 On the Effective Date, Reorganized Biovest shall execute and deliver in favor of each of the Investor DIP Lenders, in exchange for each of the Investor DIP Lenders Initial Warrants, a new Series A warrant (a “Series A Warrant”) and a new Series B warrant (a “Series B Warrant” and, together with the Series A Warrant, the “Investor DIP Lenders Plan Warrants”) for the purchase of shares of Reorganized Biovest Common Stock (the “Investor DIP Lenders Warrant Plan Shares” and, together with the Investor DIP Lenders Conversion Plan Shares and the Investor DIP Lenders Mandatory Conversion Plan Shares, the “Investor DIP Lenders Plan Shares”). Each Series A Warrant will contain, among other things, the following terms: (a) the right to purchase that number of shares of Reorganized Biovest Common Stock equal to the amount loaned by the Investor DIP Lender to Biovest under its Investor DIP Lenders Initial Note divided by $0.91, (b) an initial exercise price of $1.45 per share, subject to anti-dilution adjustments in certain circumstances, (c) in the event that the weighted average price of the Reorganized Biovest Common Stock during the period beginning on (and including) December 1, 2010 and ending on (and including) December 21, 2010 is less than the then existing exercise price, the exercise price will be reduced to 120% of the weighted average price during such period, but no lower than $0.60 per share, and (d) a term of seven years from the Effective Date. Each Series B Warrant will contain, among other things, the following terms: (a) the right to purchase that number of shares of Reorganized Biovest Common Stock equal to the difference between (i) the original principal amount of the Investor DIP Lenders Plan Note divided by $0.50, and (ii) the original principal amount of the Investor DIP Lenders Plan Note divided by $0.91, provided that the number of shares of Reorganized Biovest Common Stock issuable upon exercise of a Series B Warrant may not exceed the “Maximum Eligibility Number,” (b) the Maximum Eligibility Number will initially be an amount equal to zero, provided that if on December 22, 2010, 80% of the average of the weighted average price for the Reorganized Biovest Common Stock during the preceding 21 days is less than $0.91, the Maximum Eligibility Number will be equal to the difference between (i) the quotient determined by dividing (x) the aggregate principal amount of the Investor DIP Lenders Plan Note by (y) the greater of (A) $0.50 (subject to adjustment for stock splits, stock adjustments and the like), and (B) 80% of such average of the weighted average price, and (ii) the quotient determined by dividing the aggregate principal amount of the Investor DIP Lenders Plan Note by $0.91, (c) an exercise price of $0.01 per share, (d) an expiration date of December 23, 2010, and (e) if, on December 22, 2010, the Maximum Eligibility Number exceeds zero, then the Series B Warrants will be deemed to be exercised by a cashless exercise on December 22, 2010 and, if it does not exceed zero, then the Series B Warrants will automatically expire. All Investor DIP Lenders Warrant Plan Shares shall be issued pursuant to Section 1145 of the Bankruptcy Code and shall not have any restrictions on transfer or any legend restricting the sale or resale thereof under federal securities laws. In addition, the transfer or resale of the Investor DIP Lenders Warrant Plan Shares by any recipient thereof would not be exempted under

Section 1145 of the Bankruptcy Code if such recipient is deemed to be an underwriter (see Article 8.9 of the Plan for a further discussion of the securities law issues relating to underwriters).

3.4.2.7 The description of the Investor DIP Lenders Loan Documents, the Investor DIP Lenders Plan Notes and the Investor DIP Lenders Plan Warrants above is qualified in its entirety by the documents themselves and, to the extent of any inconsistencies between such description and the Investor DIP Lenders Loan Documents, the Investor DIP Lenders Plan Notes and the Investor DIP Lenders Plan Warrants, the Investor DIP Lenders Loan Documents, the Investor DIP Lenders Plan Notes and the Investor DIP Lenders Plan Warrants shall control.”

7. Article 5.1 of the Plan shall be deleted in its entirety and the following shall be substituted therefore:

“5.1	Unclassified Claims.

Holders of Allowed Administrative Expense Claims and Allowed Priority Tax Claims and the DIP Lender (with respect to the DIP Lender Allowed Claim) and the Investor DIP Lenders (with respect to the Investor DIP Lenders Allowed Claim) shall receive the treatment set forth in Article 3 of the Plan.”

8. The following sentence shall be added at the end of Article 5.3.2.1 of the Plan:

“For purposes of the Plan and the Laurus/Valens Term A Notes, on the Effective Date, Biovest shall be required to prepay the Laurus/Valens Term A Notes in an amount equal to thirty percent (30%) of the proceeds received by Biovest from the Investor DIP Lenders Loan Facility after first deducting (i) the amount of $1,500,000.00 and (ii) any investment banking or similar fees and commissions due to ROTH Capital Partners, LLC (in an amount not to exceed $425,000) and legal costs and expenses incurred by Biovest in connection with, or related to, the Investor DIP Lenders Loan Facility (with the legal costs and expenses of counsel to the Investor DIP Lenders not to exceed $150,000.00).”

9. Article 5.3.2.9 of the Plan shall be deleted in its entirety and the following shall be substituted therefore:

“5.3.2.9 In consideration for the cancellation of the Laurus/Valens Warrants, on the Closing Date, Laurus/Valens will receive 14,834,782 shares of Reorganized Biovest Common Stock (the “Laurus/Valens Plan Shares”). Except for the Laurus/Valens Plan Shares and the Laurus/Valens Conversion Shares, Laurus/Valens will not be entitled to receive any shares of Reorganized Biovest Common Stock under the Biovest Term Loan Agreement or the Accentia Term Loan Agreement. The Laurus/Valens Plan Shares will be issued pursuant to Section 1145 of the Bankruptcy Code and shall not have any legend restricting the sale thereof under federal securities laws, but the transfer thereof shall be subject to the following provisions: (a) any restrictions or limitations under Rule 144(e), and (b) Laurus/Valens will not be entitled to offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of any of the Laurus/Valens Plan Shares (i) during the six (6)

month period following the closing of each of the first two (2) common equity offerings of Reorganized Biovest (whether in a registered public offering or in a private placement transaction), with gross proceeds of $10,000,000 or more, and (ii) during the three (3) month period following the closing of a common equity offering of Reorganized Biovest (whether in a registered public offering or in a private placement transaction) that closes within three (3) months after the Closing Date, each with gross proceeds of between and including $5,000,000 and $10,000,000, and (iii) during the ninety (90) day period following the Effective Date as a result of the closing of the Investor DIP Lenders Loan Facility. Any certificate for the Laurus/Valens Plan Shares shall contain a legend thereon setting forth the foregoing provisions and restrictions. In addition, the transfer or resale of the Laurus/Valens Plan Shares by any recipient thereof would not be exempted under Section 1145 of the Bankruptcy Code if such recipient is deemed to be an underwriter (see Article 8.9 of the Plan for a further discussion of the securities law issues relating to underwriters).”

10. The second sentence of Article 5.4.1 of the Plan shall be deleted in its entirety and the following shall be substituted therefore:

“The Class 3 Claims of Accentia are secured by a Lien on all assets of Biovest, junior only to the Liens in favor of (a) the DIP Lender granted in the DIP Financing Order, (b) the Investor DIP Lenders granted in the Investor DIP Lenders Financing Order, (c) Laurus/Valens as described in the Laurus/Valens Compromise Motion, and (d) the 2008 Secured Debentures Holders as described in Article 5.5.1.”

11. The second sentence of Article 5.5.1 of the Plan shall be deleted in its entirety and the following shall be substituted therefore:

“The Class 4 Claims of the 2008 Secured Debentures Holders are secured by a Lien on all assets of Biovest, junior only to the Liens in favor of (a) the DIP Lender granted in the DIP Financing Order, (b) the Investor DIP Lenders granted in the Investor DIP Lenders Financing Order, and (c) Laurus/Valens as described in the Laurus/Valens Compromise Motion.”

12. Article 5.5.1.7 of the Plan shall be deleted in its entirety and the following shall be substituted therefore:

“5.5.1.7 Notwithstanding anything to the contrary contained in this Article 5.5.1, (a) the treatment of the 2008 Secured Debentures Claims of Valens U.S. shall be determined as set forth in the Laurus/Valens Settlement, and (b) the treatment of the 2008 Secured Debentures Claims of Philip E. Rosensweig shall be determined as set forth in the Rosensweig Compromise Order.”

13. The first sentence of the third paragraph of Article 8.1 of the Plan shall be deleted in its entirety and the following shall be substituted therefore:

“The Plan shall be implemented on the Effective Date, and the primary source of the funds necessary to implement the Plan initially will be the Cash of Reorganized Biovest, including funds received from the Investor DIP Lenders Loan Facility.”

14. Article 8.2.1.3 of the Plan shall be deleted in its entirety and the following shall be substituted therefore:

“8.2.1.3 Reorganized Biovest shall execute and deliver the Plan Notes, the Investor DIP Lenders Plan Warrants, and the Security Documents in accordance with the provisions of the Plan;”

15. Article 8.5 of the Plan shall be deleted in its entirety and the following shall be substituted therefore:

“8.5	Corporate Action.

All matters provided for under the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, or any corporate action to be taken by or required of the Debtors or the Reorganized Debtors, including all action taken or required to be taken to approve the Reorganized Biovest Charter and the Reorganized Biovest Bylaws or to approve the Laurus/Valens Settlement or the Investor DIP Lenders Loan Facility, shall, as of the Effective Date, be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without any requirement for further action by the stockholders or directors of the Debtors or the Reorganized Debtors.”

16. The second sentence in the second paragraph of Article 8.9 of the Plan shall be deleted in its entirety and the following shall be substituted therefore:

“The Debtors believe that the offer and issuance of the Plan Notes, the Investor DIP Lenders Plan Warrants and the Plan Shares in exchange for Claims and Equity Interests under the Plan satisfy the requirements of Section 1145(a) of the Bankruptcy Code and that such transactions, therefore, are exempt from registration under federal and state securities laws.”

17. Article 8.12.4 of the Plan shall be deleted in its entirety and the following shall be substituted therefore:

“8.12.4 At this time, the Debtors believe the Causes of Action consist primarily of Avoidance Actions. Because the Plan is premised on the Debtors’ solvency and provides for payment in full of all Allowed Claims of Creditors, with interest, at the present time, the Debtors anticipate that no Avoidance Actions will be pursued.”

18. Article 8.14 of the Plan shall be deleted in its entirety and the following shall be substituted therefore:

“8.14	Effectuating Documents; Further Transactions.

Prior to the Effective Date, each of the chief executive officer, president, chief financial officer, or secretary of the Debtors (and, on and after the Effective Date, each of the chief executive officer, president, chief financial officer, or secretary of the Reorganized Debtors) shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, mortgages, and other agreements or documents, including the Laurus/Valens Settlement Documents, the Investor DIP Lenders Loan Documents, the Plan Notes, the Investor DIP Lenders Plan Warrants, and the Security Documents, and take such actions as may be necessary or appropriate, to effectuate and further evidence the terms and conditions of the Plan or to otherwise comply with applicable law.”

19. Article 8.16 of the Plan shall be deleted in its entirety and the following shall be substituted therefore:

“8.16 Intentionally Omitted.”

20. Article 9.2 of the Plan shall be deleted in its entirety and the following shall be substituted therefore:

“9.2	Execution and Delivery of Plan Notes, Investor DIP Lenders Plan Warants, and Security Documents.

On the Effective Date or the Determination Date, as the case may be, Reorganized Biovest shall execute and deliver the Plan Notes, the Investor DIP Lenders Plan Warrants and the Security Documents.”

21. The introductory sentence of Article 11.2 of the Plan shall be deleted in its entirety and the following shall be substituted therefore:

“The Plan shall not be consummated and the Effective Date shall not occur unless each of the following conditions has been satisfied following the Confirmation Date or waived by the Debtors (provided that the Debtors may waive the condition in Article 11.2.1 only with the prior written consent of the Investor DIP Lenders):”

22. Article 11.2.4 of the Plan shall be deleted in its entirety and the following shall be substituted therefore:

“11.2.4 Intentionally Omitted.”

23. Article 12.2 of the Plan shall be deleted in its entirety and the following shall be substituted therefore:

“12.2	Exculpation from Liability.

The Debtors and their respective Postpetition directors and officers, the Professionals for the Debtors (acting in such capacity), the Committee and its members, the Professionals for the Committee (acting in such capacity), the DIP Lender, and the Investor DIP Lenders (collectively, the “Exculpated Parties”) shall neither have nor incur any liability whatsoever to any Person or Entity for any act taken or omitted to be taken in good faith in connection with or related to the formulation, preparation, dissemination, or confirmation of the Plan, the Disclosure Statement, any Plan Document, the Investor DIP Lenders Loan Facility, the Laurus/Valens Settlement, or any contract, instrument, release, or other agreement or document created or entered into, or any other act taken or omitted to be taken, in connection with the Plan or the Bankruptcy Cases, in each case for the period on and after the Petition Date and through the Effective Date; provided, however, that this exculpation from liability provision shall not be applicable to any liability found by a court of competent jurisdiction to have resulted from fraud or the willful misconduct or gross negligence of any such party. With respect to Professionals, the foregoing exculpation from liability provision shall also include claims of professional negligence arising from the services provided by such Professionals during the Bankruptcy Cases. Any such claims shall be governed by the standard of care otherwise applicable to the standard of negligence claims outside of bankruptcy. The rights granted under this Article 12.2 are cumulative with (and not restrictive of) any and all rights, remedies, and benefits that the Exculpated Parties have or obtain pursuant to any provision of the Bankruptcy Code or other applicable law. In furtherance of the foregoing, the Exculpated Parties shall have the fullest protection afforded under Section 1125(e) of the Bankruptcy Code and all applicable law from liability for violation of any applicable law, rule or regulation governing the solicitation of acceptance or rejection of a plan or the offer, issuance, sale or purchase or securities, including the Plan Notes, the Investor DIP Lenders Plan Warrants, and the Plan Shares. This exculpation from liability provision is an integral part of the Plan and is essential to its implementation. Notwithstanding anything to the contrary contained herein, the provisions of this Article 12.2 shall not release, or be deemed a release of, any of the Causes of Action.”

24. The first sentence of Article 12.3 of the Plan shall be deleted in its entirety and the following shall be substituted therefore:

“On the Effective Date, the Debtors, the Reorganized Debtors, the Committee, the DIP Lender, the Investor DIP Lenders, and any and all Holders of Claims and Equity Interests shall release unconditionally and hereby are deemed to release unconditionally the Debtors’ Postpetition directors and officers, the members of the Committee, and the Professionals (collectively, the “Released Parties”) from any and all claims, obligations, suits, judgments, damages, losses, rights, remedies, causes of action, charges, costs, debts, indebtedness, or liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place between the Petition Date and the Effective Date, which is in any way relating to the Debtors, the Bankruptcy Cases, any Property of the Debtors, the business or operations of the Debtors, the Investor DIP Lenders Loan Facility, any Plan Documents, the Plan, the Laurus/Valens Settlement, or any of the transactions contemplated thereby; provided, however, that this release provision shall not be applicable to any liability found by a court of competent jurisdiction to have resulted from fraud or the willful misconduct or gross negligence of any such party.”

25. Article 12.7 of the Plan shall be deleted in its entirety and the following shall be substituted therefore:

“12.7	Regulatory or Enforcement Actions.

Notwithstanding anything to the contrary set forth herein, nothing in this Plan shall restrict any federal government regulatory agency, including the SEC, from pursuing any regulatory or police enforcement action, including for violations of the federal securities laws, or performing its statutory duties against any Person or Entity in any forum, but only to the extent not prohibited by the automatic stay of Section 362 of the Bankruptcy Code or discharged or enjoined pursuant to Section 524 or 1141(d) of the Bankruptcy Code. Nothing contained in this Article 12.7 is intended to, nor shall it, supersede or alter any applicable provisions of the Bankruptcy Code.”

26. Article 13.1 of the Plan shall be deleted in its entirety and the following shall be substituted therefore:

“13.1	General Retention.

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, until the Biovest Bankruptcy Cases are closed, the Bankruptcy Court shall retain the fullest and most extensive jurisdiction of the Biovest Bankruptcy Cases that is permitted by applicable law, including that necessary to ensure that the purposes and intent of the Plan are carried out provided, however, that notwithstanding anything to the contrary contained in this Article 13, (i) following the Closing Date, the state and/or federal courts in the State of New York will have jurisdiction over the Laurus/Valens Settlement Documents, and (ii) following the Effective Date, the Bankruptcy Court shall not retain jurisdiction over the enforcement, interpretation, and administration of the terms and provisions of the Investor DIP Lenders Plan Notes or the Investor DIP Lenders Plan Warrants.”

27. Article 13.2.5 of the Plan shall be deleted in its entirety and the following shall be substituted therefore:

“13.2.5 to determine any and all motions, applications, adversary proceedings, contested or litigated matters, Causes of Action, and any other matters involving the Debtors or Reorganized Biovest commenced in connection with, or arising during, the Biovest Bankruptcy Cases and pending on the Effective Date, including approval of proposed settlements thereof;”

28. Article 15.17 of the Plan shall be deleted in its entirety and the following shall be substituted therefore:

“15.17	Plan Supplement.

The Plan Supplement shall be filed with the Bankruptcy Court and posted at www.srbp.com at least ten (10) days prior to the Voting Deadline; provided, however, that (i) the Debtors may amend the Plan Supplement through and including the Confirmation Date, and (ii) in lieu of filing the Plan Supplement with the Bankruptcy Court, the Debtors may provide copies of the Plan Documents to the applicable Creditor on or prior to the Voting Deadline. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected at the Clerk’s Office during normal business hours, may be obtained from the Bankruptcy Court’s copying service upon the payment of the appropriate charges, or may be obtained from Bankruptcy Counsel’s website at www.srbp.com.”

29. Exhibit F to the Plan shall be deleted in its entirety and Exhibit F attached to this First Modification shall be substituted therefore.

30. A new Exhibit G titled “Investor DIP Lenders Loan Documents” in the form attached to this First Modification shall be added to the Plan.

31. Unless otherwise defined or stated herein, capitalized terms used in this First Modification shall have the meaning ascribed thereto in the Plan.

32. Except as otherwise provided in this First Modification, no other amendments or modifications to the Plan (including the Exhibits thereto) are hereby made or intended, and the Plan shall otherwise remain in full force and effect.

DATED:	October 25, 2010	Respectfully submitted,

BIOVEST INTERNATIONAL, INC.

		By:	/s/ David Moser
David Moser, Secretary

BIOVAX, INC.

		By:	/s/ David Moser
David Moser, Secretary

AUTOVAXID, INC.

		By:	/s/ David Moser
David Moser, Secretary

BIOLENDER, LLC

		By:	/s/ David Moser
David Moser, Secretary of
Biovest International, Inc., Member

BIOLENDER II, LLC

		By:	/s/ David Moser
David Moser, Secretary of
Biovest International, Inc., Member

/s/ Charles A. Postler
Charles A. Postler (Florida Bar No. 455318)
STICHTER, RIEDEL, BLAIN & PROSSER, P.A.
110 East Madison Street, Suite 200
Tampa, Florida 33602
Telephone: (813) 229-0144
Facsimile: (813) 229-1811
Email: cpostler@srbp.com
Counsel for Debtors and Debtors in Possession

EXHIBIT G

Investor DIP Lenders Loan Documents

1.	Securities Purchase Agreement dated October 19, 2010, executed by Biovest International, Inc. and the Investor DIP Lenders

2.	Debtor in Possession Secured Convertible Notes dated October 19, 2010, in the aggregate original principal amount of $7,000,000.00, executed by Biovest International, Inc. in favor of the Investor DIP Lenders

3.	Series A Warrants dated October 19, 2010, executed by Biovest International, Inc. in favor of the Investor DIP Lenders

4.	Series B Warrants dated October 19, 2010, executed by Biovest International, Inc. in favor of the Investor DIP Lenders

5.	Pledge, Collateral Account and Security Agreement dated October 19, 2010, executed by Biovest International, Inc. in favor of the Investor DIP Lenders

6.	Deposit Account Control Agreement dated October 19, 2010, executed by Biovest International, Inc., Empery Asset Master Ltd., and Wells Fargo Bank, National Association